Exhibit 10.1

02/12/2026

Mr. Glenn Coleman

Electronic Offer Letter

Subject: Employment Offer Letter

Dear Mr. Coleman:

Charles River Laboratories, Inc. (“Charles River”) is pleased to offer you the position of Executive Vice President, Chief Financial Officer, with a tentative start date of April 6th, 2026.  In this role, you will report directly to Birgit Girshick, Executive Vice President, Chief Operating Officer and CEO elect, and will be based at your remote home office in Charlotte, NC.

This Full-Time position offers a bi-weekly base salary of $30,769.23 (which is equivalent to $800,000 on an annualized basis), subject to applicable deductions, withholdings and benefit elections.  Direct deposit is available for your convenience, and we strongly encourage you to take advantage of this payment option.  You will be eligible for future salary increases based on your performance and the Charles River annual salary program design.

Your regular compensation package includes eligibility to participate in Charles River’s Executive Incentive Compensation Program (i.e., Bonus).  Your targeted bonus will equate to 85.0% of your gross annual base salary, with actual payouts being based on business and individual performance. Your actual payout will vary depending on performance against your respective bonus metrics. Please note, bonus plan design and eligibility are subject to annual approval and/or modification by the Company.

Your regular compensation package also includes eligibility for annual equity (stock) awards beginning with the first annual grant cycle following your start date, which is expected to be in May 2026.  You will be eligible to receive an annual equity award in a manner consistent with grants made to other key employees at similar position levels, which is based on the design of the Charles River Long Term Incentive Plan.  For 2026, your grant award value is $3,000,000.  This equity award is comprised of two parts: (i) 60% Performance Share Units; and (ii) 40% shares of Restricted Stock. The Performance Share Units are measured against pre-defined goals over a three (3) year performance period, beginning in the year that the date is granted (e.g., A grant given in May 2026, would have a performance period of 2026, through 2028). PSUs vest and are awarded within sixty (60) days after the performance period ends. The restricted shares will vest in one-quarter increments over four years and are subject to the terms and conditions of the Charles River Long Incentive Plan. The number of shares/units you receive, and the exercise price of the stock options will be based on the closing price of Charles River stock on the date of the grants. You must hold CRL stock equal to three times your annual salary within four years of your date of hire. You will receive related agreement documents and Incentive Plan Prospectus, within thirty (30) days of your grant date.

In addition to your regular compensation package, we are offering you the following additional compensation as incentive to join Charles River:

•	New Hire Cash Award: You will also receive a signing bonus in the gross amount of $1,875,000.00, subject to applicable tax withholding, split into 2 increments

o	$1,000,000.00 paid 6 months from your start date. You must be employed by the Company at the time the bonus is paid in order to receive the bonus payment. Should you leave the Company voluntarily or involuntarily for cause prior to the first anniversary of your start date, you will be required to repay this bonus payment in full. If applicable, you authorize the Company to recover such bonus amounts through payroll deductions, if permitted by state law.

o	$875,000.00 paid at 1 year from your start date. You must be employed by the Company at the time the bonus is paid in order to receive the bonus payment. Should you leave the Company voluntarily or involuntarily for cause prior to the first anniversary of your payment date, you will be required to repay this bonus payment in full. If applicable, you authorize the Company to recover such bonus amounts through payroll deductions, if permitted by state law.

•	New Hire Equity Award: You will be granted a one-time equity award with a grant value of $3,500,000 on the first business day of the month following the month in which you commence your employment with Charles River. This equity award will be delivered in the form of Restricted Stock Units. These restricted stock units will vest twenty five percent (25%) annually over four years at the anniversary date of the date of grant, and are subject to the terms and conditions of the Charles River Incentive Plan. You will receive a letter confirming this grant and the terms thereof within forty-five (45) days of your start date, along with related agreement documents and a copy of the Incentive Plan Prospectus.

Charles River offers a very competitive benefits program, which significantly adds to your overall direct compensation.  Our current benefits program includes numerous Company-provided and elective benefits, including medical, dental and vision insurance; life and accidental death and dismemberment insurance; short-term and long-term disability coverage; health and/or dependent care Flexible Spending Accounts; and a 401(k)-retirement savings plan with a company match.  Please note that our 401(k) plan has an automatic enrollment feature. Unless you elect otherwise, you will automatically be enrolled at 3% of your base pay with a matching Company contribution of 3%.  You will also be entitled to paid holidays based on policy guidelines and your specific site holiday schedule, and unbounded vacation.  A current Summary of Employee Benefits, and SVP supplemental benefits, which contain benefit highlights, eligibility requirements, and employee contribution amounts are enclosed for your reference.

This employment offer and your start date is contingent upon the successful completion of the following: verification of your employment and education; criminal background investigation; substance abuse screening; execution of the enclosed Non-Disclosure and Non-Solicitation Agreement (“Agreement”); Change in Control agreement;  receipt by the Company of this signed and dated letter; and your ability to provide (within three days of your start date) proper employment eligibility documents.

Charles River is extending you this offer based on your general skills and abilities and not your possession of any proprietary information belonging to your current or former employers.  Should you decide to accept this offer, Charles River requests that you do not disclose any such proprietary information.  You represent to Charles River that you are not bound by any contractual obligations (e.g., non-compete agreement) to your current or previous employer that would prevent you from performing your expected job duties at Charles River.  You further represent that you are not currently debarred by the Food and Drug Administration (“FDA”), that you have not been debarred in the past by the FDA, and that you are not currently under consideration for debarment by the FDA.

This letter does not constitute an employment contract and you understand that employment at Charles River is at-will.  You are not being offered employment for a definitive period of time and either you or the Company may end the employment relationship at any time and for any reason without prior notice.  All Charles River policies, compensation and benefits may be amended at the Company’s discretion at any time.  You are not relying upon any verbal or written representations other than what is contained in this offer.

If you are in agreement with the terms of employment set forth in this letter, you may accept this offer of employment by signing and dating this letter and the enclosed Agreement, via DocuSign, on or before February 16, 2026

We hope you find your role with Charles River to be rewarding and that becoming part of the global Charles River organization enhances your opportunities for professional growth.  We look forward to working with you toward the Company’s continued success.

Please feel free to contact me if you have any questions.

Best regards,

Victoria Creamer

Chief People Officer

Attachments:

Summary of Employee Benefits

EVP Supplemental Benefits

Non-Disclosure / Non-Solicitation Agreement

Change in Control Agreement – For review only.  To be signed on date of hire

AGREED TO AND ACCEPTED

/s/ Mr. Glenn Coleman
Mr. Glenn Coleman

Date:	2/13/26